Exhibit 99.2

                             Exchange at Gainesville
                   Statements of Revenues and Certain Expenses

                                             Quarter ended      Year ended
                                             March 31, 2005   December 31, 2004
                                             ---------------------------------
                                              (unaudited)

Revenues:
Rents                                          $1,510,634         $6,008,089
Other income                                       59,266            164,148
                                              ------------------------------
Total revenues                                  1,569,900          6,172,237

Certain expenses:
Real estate taxes                                 115,069            483,378
Property operating expenses                       538,404          2,253,152
Management fees                                    47,187            185,249
                                              ------------------------------

Total certain expenses                            700,660          2,921,779

                                              ------------------------------
Revenues in excess of certain expenses         $  869,240         $3,250,458
                                              ==============================

See accompanying notes to financial statements


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                             Exchange at Gainesville
              Notes to Statements of Revenues and Certain Expenses
   For the Year Ended December 31, 2004, and the Quarter Ended March 31, 2005


1.   Basis of Presentation

Presented herein are the statements of revenues and certain expenses related to the operation of the student housing property owned during 2004 and 2005 by a certain limited liability company managed by the Exchange at Gainesville (the "Property). The Property consists of 396 units and 1,044 beds located in Gainesville, Florida. In March 2005, American Campus Communities, Inc., through subsidiaries of its operating partnership, American Campus Communities Operating Partnership LP, acquired the Property.

The accompanying financial statements have been prepared in accordance with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the financial statements exclude certain expenses because they may not be comparable to those expected to be incurred in the proposed future operations of the Property. Items excluded consist of interest and depreciation and amortization not applicable to future operations.

2.   Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.   Rental Revenue Recognition

Students are required to execute lease contracts with payment schedules that vary from single to monthly payments. Rental income is generally recognized on a straight-line basis over the terms of the leases.

4.   Management Fees

The Property was managed by a third-party management company, pursuant to an agreement which provided for management fees of 3% of monthly gross revenues earned, as defined. Management fees of approximately $185,000 and $47,000 for the year ended December 31, 2004 and for the quarter ended March 31, 2005, respectively, were incurred.

5.   Interim Unaudited Financial Information

The statement of revenues and certain expenses for the quarter ended March 31, 2005 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the statement of revenues and certain expenses for this interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.